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Exhibit 10.3
Execution Version

LETTER REGARDING WAIVER AND AMENDMENT TO CREDIT AGREEMENT

March 9, 2007

To the "Lenders" under the
Pinnacle Gas Resources, Inc.
Credit Agreement referred to below

  Re:
  Requested waiver regarding Section 7.19(i) of the Pinnacle Gas Resources, Inc.
  Credit Agreement and amendment to Section 2.8.9

Ladies and Gentlemen:

        Reference is made to that certain Credit Agreement, dated as of February 12, 2007 (the "Credit Agreement"), among Pinnacle Gas Resources, Inc. (the "Borrower"), the Lenders from time to time party thereto (the "Lenders"), and The Royal Bank of Scotland plc, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

        Pursuant to a written request attached hereto as Exhibit A ("Request Letter"), the Borrower has notified the Lenders and the Administrative Agent that the Borrower will not be able to comply with the deadline for providing title curative set forth in Section 7.19(i) of the Credit Agreement relating to the title defects identified on Part I of Schedule 7.19. In addition, the Borrower has provided the Administrative Agent with evidence of significant progress with respect to the requirements for the providing title curative set forth in Section 7.19(ii) of the Credit Agreement relating to the title defects identified on Part II of Schedule 7.19.

        As a result, the Borrower has requested that the Required Lenders waive until April 30, 2007 the delivery requirements of Section 7.19(i) of the Credit Agreement.

        Based upon the information provided, this letter confirms that the Required Lenders hereby waive (i) the delivery requirements of Section 7.19(i) of the Credit Agreement until April 30, 2007 and (ii) any Default of Event of Default resulting from the failure of the Borrower to comply with the delivery requirements of Section 7.19(i) of the Credit Agreement until April 30, 2007. This letter shall not be deemed to be a waiver of any other provision of the Credit Agreement or a waiver of the requirements of Section 7.19 of the Credit Agreement in any respect other than as specifically set forth herein.

        As consideration for the waiver granted herein, the Borrower agrees with the Administrative Agent and the Lenders that Section 2.8.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "2.8.9 Reduction of Availability. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents and for as long as (a) the sum (the "Unimpaired Percentage") of (1) 100% minus (ii) the amounts set forth in the "Percent of Income" column (expressed as a percentage) set forth in Part IV to Schedule 7.19 for properties with title defects is less than 80%, or (b) the identified title defects listed in Part I of Schedule 7.19 have not been cured, then the effective Borrowing Base shall equal (i) the amount of the current Borrowing Base either in effect pursuant to Section 2.8.1 or otherwise calculated pursuant to Sections 2.8.2 through 2.8.6 multiplied by (ii) the Unimpaired Percentage. The Borrower shall be permitted periodically to provide the Administrative Agent with (x) an updated in Part IV to Schedule 7.19 using the same format as the original Part IV and (y) reasonably satisfactory curative evidence as to the resolution of the title defects which have been removed from such updated Part IV. Upon the Administrative Agent's satisfactory review of an updated Part IV to Schedule 7.19 and the curative evidence delivered in connection therewith, the then effective Borrowing Base shall be recalculated as set forth in the first sentence of this Section 2.8.9. The Administrative Agent shall complete the review of the revised Part IV and the curative evidence within five (5) Business Days of receipt of said items. Prior to the expiration of such five (5) Business Day period, the Administrative Agent will notify the Borrower that (i) the effective Borrowing Base has been revised in accordance with this Section or (ii) the effective Borrowing Base has not been revised and the reasons therefor."

        This letter shall become effective upon execution and delivery hereof by the Borrower and the Required Lenders. This letter may be executed in any number of counterparts and all such counterparts shall together constitute but one and the same waiver letter. By their execution of this waiver letter, The Royal Bank of Scotland plc, as Administrative Agent and as a Lender, hereby consents to the specific waivers set forth in this letter.

        If you agree to the specific waivers set forth in this letter, please so indicate your consent in the space provided below. Thank you for your prompt attention to this matter.

THE ROYAL BANK OF SCOTLAND plc, as Administrative Agent and as a Lender
		By:	/s/ Robert L. Roberts Name: Robert L. Roberts Title: Managing Director
ACCEPTED AND AGREED:
PINNACLE GAS RESOURCES, INC.
By:	/s/ Ronald T. Barnes
Name: Ronald T. Barnes Title: CFO
cc:	Pinnacle Gas Resources, Inc.
1 E. Alger Street Sheridan, Wyoming 82801 Attention: Chief Financial Officer

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  Exhibit 10.3 Execution Version